Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.4 to Registration Statement on Form S-1 of our report dated January 22, 2010 (except for Note 23, for which the date is April 13, 2010 and except for Note 3, for which the date is June 10, 2010 and except for the 1-for-2 reverse stock split, for which the date is September 1, 2010), relating to the financial statements of China Shandong Industries, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bongiovanni & Associates C.P.A’s
Bongiovanni & Associates C.P.A’s
November 5, 2010